Exhibit 11

Statement of Computation of Per Share Earnings

We compute earnings per share using the two-class method in accordance with Accounting Standards Codification Topic No. 260, “Earnings Per Share.” The two-class method is an allocation of earnings between the holders of common stock and a company’s participating security holders. Our outstanding non-vested shares of restricted stock contain non- forfeitable rights to dividends and, therefore, are considered participating securities for purposes of computing earnings per share pursuant to the two-class method. We had no other participating securities at June 30, 2016 or 2015.

Contingently issuable shares associated with outstanding service-based restricted stock units were not included in the earnings per share calculations for the three-month and six-month periods ended June 30, 2016 and 2015 as the vesting conditions had not been satisfied.

The composition of basic and diluted earnings per share were as follows:

(Dollars in thousands, except per share amounts)

	For the three months ended June 30:		For the six months ended June 30:
	2016	2015	2016	2015
Numerator:
Net income	$14,224	$3,793	$24,793	$11,924
Less: distributed earnings allocated to non-vested stock	(10)	(16)	(24)	(37)
Less: undistributed earnings allocated to non-vested restricted stock	(42)	(7)	(96)	(49)
Numerator for basic earnings per share	$14,172	$3,770	$24,673	$11,838
Effect of dilutive securities:
Add: undistributed earnings allocated to non-vested restricted stock	42	7	96	49
Less: undistributed earnings reallocated to non-vested restricted stock	(42)	(7)	(96)	(49)
Numerator for diluted earnings per share	$14,172	$3,770	$24,698	$11,838
Denominator:
Weighted average shares outstanding – basic	43,527,857	43,420,923	43,501,599	43,396,789
Effect of dilutive securities:
Stock options and other awards	902	7,810	5,910	8,852
Weighted average shares outstanding – diluted	43,528,759	43,428,733	43,507,509	43,405,641

Basic earnings per share	$0.33	$0.09	$0.57	$0.27
Diluted earnings per share	$0.33	$0.09	$0.57	$0.27